UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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VIVEVE MEDICAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Viveve Medical, Inc.

345 Inverness Drive South

Building B, Suite 250

Englewood, Colorado 80112

June 16, 2021

Dear Stockholders:

As you are aware, the 2021 annual meeting of the stockholders (the “2021 Annual Meeting”) of Viveve Medical, Inc. (“we” or “our”) will be held on Wednesday, June 23, 2021 at 12:00 p.m. (Eastern Time), via a live webcast, which can be accessed on the Internet by visiting www.virtualshareholdermeeting.com/VIVE2021. The information in this letter is intended to supplement and amend certain information included in the definitive proxy statement relating to the 2021 Annual Meeting, which was filed with the Securities and Exchange Commission on March 31, 2021 (together with the supplements thereto filed on May 11, 2021 and June 2, 2021, the “Proxy Statement”).

Quorum Requirement

As you are further aware, the 2021 Annual Meeting was originally convened on May 11, 2021, but we had to adjourn the meeting until June 2, 2021 due to lack of quorum for transaction of busines under our Bylaws. The 2021 Annual Meeting was reconvened on June 2, 2021 but we had to adjourn the meeting again until June 23, 2021 due to lack of quorum for the transaction of business. The 2021 Annual Meeting will be reconvened on June 23, 2021.

The purpose of this letter is to provide new information about the quorum requirement for the 2021 Annual Meeting to be reconvened. On June 15, 2021, our Board of Directors adopted resolutions to amend our Bylaws to provide that the holders of at least one-third (1/3) of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at all meetings of our stockholders for the transaction of business (the “Bylaw Amendment”), including at the 2021 Annual Meeting. Our Bylaws previously provided that the holders of a majority of the shares entitled to vote, represented in person or by proxy, would constitute a quorum at all meetings of our stockholders for the transaction of business.

A majority of our stockholders hold their shares in “street name.” These stockholders are beneficial owners of shares registered in the name of a broker, bank or other nominee. If you are a beneficial owner of shares held in street name and do not provide the nominee that holds your shares with specific voting instructions, the nominee may generally vote your shares in its discretion on “discretionary” or “routine” matters. Recently, many of the nominees that hold a significant number of shares of our common stock for the benefit of our stockholders have adopted a policy of not exercising their voting rights on discretionary matters.

Therefore, unless our stockholders who beneficially own shares in street name provide these nominees with specific voting instructions to vote their shares, the shares of common stock registered in the name of such nominees will not be counted toward quorum. By reducing the quorum requirement from a majority of our shares entitled to vote to at least one-third (1/3) of our shares entitled to vote, we will reach quorum and hold a valid stockholders meeting. As of June 15, 2021, we had 41.8% of the shares represented by proxy, constituting a quorum pursuant to the Bylaw Amendment.

Impact on Proposals

The approval of each of Proposals 2 through 6 requires the affirmative vote of a majority of the outstanding shares of common stock present virtually or represented by proxy and entitled to vote on the proposal at the 2021 Annual Meeting. As a result of the Bylaw Amendment, fewer shares entitled to vote, represented in person virtually or by proxy will be required to constitute a quorum at the 2021 Annual Meeting. This means that, if the number of shares represented at the 2021 Annual Meeting satisfies the new quorum requirement but is less than a majority of our outstanding shares entitled to vote, the affirmative vote of fewer shares will be required to approve each of Proposals 2 through 6 than if the Bylaw Amendment had not been approved.

Additional Information

This letter should be read in conjunction with the Proxy Statement, which we encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

Your vote is very important. Whether or not you plan to attend the 2021 Annual Meeting, we encourage you to read the Proxy Statement, as supplemented hereby, and submit your proxy or voting instructions as soon as possible. For instructions on how to vote your shares, please refer to the Proxy Statement or, if your shares are held in street name, the instructions provided by your bank, broker or nominee.

We look forward to seeing you at the 2021 Annual Meeting.

Sincerely,

/s/ Scott Durbin
Scott Durbin
Chief Executive Officer